Filed Pursuant to Rule 424(b)(5)
Registration No. 333-270727
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 16, 2025
Preliminary Prospectus Supplement
(To Prospectus dated March 30, 2023)

BRC INC.

    shares of Class A Common Stock
We are offering    shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).
Our Class A Common Stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BRCC.” On July 15, 2025, the closing sale price of our Class A Common Stock as reported by the NYSE was $1.47 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements. Upon completion of this offering, we will continue to be a “controlled company” as defined under the corporate governance rules of NYSE.
Investing in our Class A Common Stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page S-12 of this prospectus supplement and page 3 of the accompanying prospectus and any risk factors described in the documents we incorporate by reference.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page S-24 of this prospectus supplement for additional information regarding underwriting compensation.
We have also granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional     shares of Class A Common Stock from us on the same terms and conditions set forth above.
Certain insiders may purchase shares in this offering at the public offering price and on the same terms as the other purchasers in this offering. We have agreed to pay the underwriters a commission of 2% of the gross proceeds raised from such insiders, as opposed to 6% of the gross proceeds raised in the offering from other investors. Because we have not entered into any binding agreements or received any commitments to purchase from any insiders, such insiders may elect not to purchase any shares in this offering. See “Underwriting” for more information.
Neither the Securities and Exchange Commission (the “SEC”) nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A Common Stock to purchasers on or about     , 2025.
Sole Bookrunner

D.A. Davidson & Co.

The date of this prospectus supplement is     , 2025.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of a Registration Statement on Form S-3 (File No. 333-270727) that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we are offering shares of our Class A Common Stock in the offering described in this prospectus supplement.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying base prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying base prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying base prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
You should rely only on the information we have provided or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus. You must not rely on any unauthorized information or representation. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free-writing prospectus is accurate as of any date other than as of the date of this prospectus supplement, the accompanying prospectus or any related free-writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Please carefully read both this prospectus supplement, the accompanying prospectus and any related free writing prospectus together with the additional information described below under the captions “Where You Can Find More Information” and “Information Incorporated by Reference.”
We are offering our Class A Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Class A Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Class A Common Stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Class A Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
Any defined term used in this prospectus supplement and not defined herein shall have the meaning attributed to such term in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025 (the “Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 5, 2025 (the “Quarterly Report”), as applicable.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus supplement contain important information that you should read about us.
The following documents are incorporated by reference into this prospectus supplement:
(a)	Our Annual Report;
(b)	Those portions of our Definitive Proxy Statement under Regulation 14A, filed with the SEC on April 15, 2025, that are incorporated by reference into the Annual Report;
(c)	Our Quarterly Report;
(d)	Our Current Reports on Form 8-K, filed on April 15, 2025, June 3, 2025, June 20, 2025 and June 25, 2025; and
(e)	The description of our registered securities filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date hereof and prior to the completion of an offering of securities under this prospectus supplement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
BRC Inc.
1144 S. 500 W
Salt Lake City, UT 84101
(801) 847-1189

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the information incorporated by reference herein includes statements that express BRC Inc.’s, a Delaware public benefit corporation (the “Company”), opinions, expectations, hopes, beliefs, plans, intentions, objectives, strategies, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements appear in a number of places throughout this prospectus supplement and the information incorporated by reference herein and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which the Company operates as well as any information concerning possible or assumed future results of operations of the Company. Such forward-looking statements are based on information available as of the date of this prospectus supplement and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may cause such forward-looking statements to differ from actual results include, but are not limited to:
•	Competition and our ability to grow, manage sustainable expansion, and retain key employees;
•	Failure to compete effectively with other producers, distributors and retailers of coffee and energy drinks;
•	Our limited operating history, which may hinder the successful execution of strategic initiatives and make it difficult to assess future risks and challenges;
•	Challenges in managing rapid growth, inventory needs, and relationships with key business partners;
•	Inability to raise additional capital necessary for business development;
•	Failure to achieve or sustain long-term profitability;
•	Inability to effectively manage debt obligations;
•	Failure to maximize the value of assets received through bartering transactions;
•	Negative publicity affecting our brand, reputation, or that of key employees;
•	Failure to uphold our position as a supportive member of the Veteran and military communities, or other factors negatively affecting brand perception;
•	Inability to establish and maintain strong brand recognition through intellectual property or other means;
•	Shifts in consumer spending, lack of interest in new products or changes in brand perception upon evolving consumer preferences and tastes;
•	Unsuccessful marketing campaigns that incur costs without attracting new customers or realizing higher revenue;
•	Failure to attract new customers or retain existing customers;
•	Risks associated with reliance on social media platforms, including dependence on third-party platforms for marketing and engagement;
•	Declining performance of the Direct-to-Consumer (“DTC”) revenue channel;
•	Inability to effectively manage or scale distribution through Wholesale business partners, particularly key Wholesale partners;
•	Failure to manage supply chain operations effectively, including inaccurate forecasting of raw material and co-manufacturing requirements;

•	Loss of one or more co-manufacturers or production delays, quality issues, or labor-related disruptions affecting manufacturing output;
•
Supply chain disruptions or failures by third-party suppliers to deliver coffee, store supplies, ready-to-drink (“RTD”) beverage ingredients, or merchandise, including disruptions caused by external factors;

•
Ongoing risks related to supply chain volatility and reliability, including political and climate risks, including as a result of United States trade policy developments, tariffs and other trade restrictions;

•	Fluctuations in the market for high-quality coffee beans and other key commodities;
•	Unpredictable changes in the cost and availability of real estate, labor, raw materials, equipment, transportation, or shipping;
•	Failure to successfully open new Outpost Retail Stores (“Outposts”), including permitting delays, development challenges, or underperformance of existing locations;
•	Risks related to long-term, non-cancelable lease obligations and other real estate-related concerns;
•	Inability of franchise partners to successfully operate and manage their franchise locations;
•
Failure to maintain high-quality customer experiences for retail partners and end users, including production defects or issues caused by co-manufacturers that negatively impact product quality and brand reputation;

•	Failure to comply with food safety regulations or maintain product quality standards;
•	Difficulties in successfully expanding into new domestic and international markets;
•	Failure to comply with federal, state, and local laws and regulations, or inability to prevail in civil litigation matters;
•	Risks related to potential unionization of employees;
•	Failure to protect against cybersecurity threats, software vulnerabilities, or hardware security risks; and
•	Other risks and uncertainties indicated in this prospectus supplement and the information incorporated by reference herein.
The forward-looking statements contained in this prospectus supplement and the information incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under “Item 1A. Risk Factors” in our Annual Report and those described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY
This summary highlights selected information contained elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the Class A Common Stock, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and our Annual Report to determine whether an investment in the Class A Common Stock is appropriate for you.
Overview
The Company is a Veteran-founded and led premium coffee, energy drink, and media company operating through three primary channels: Wholesale, DTC, and Outposts. Founded in 2014 by U.S. Army Veteran Evan Hafer, Black Rifle Coffee began with a one-pound coffee roaster in a garage, where Hafer personally roasted, packaged, and shipped coffee directly to consumers. Today, the Company has grown into a widely recognized and nationally distributed brand steadfast in its commitment to supporting active-duty military, Veterans, first responders, and all who love America.
The Company operates out of offices in Salt Lake City, Utah; San Antonio, Texas; and Nashville, Tennessee, with a manufacturing facility in Manchester, Tennessee. Our product offerings have expanded beyond roast coffee to include single-serve coffee, RTD coffee, and, as of late 2024, Black Rifle Energy, a ready-to-drink energy beverage. Additionally, we offer Black Rifle branded apparel, coffee brewing equipment, and outdoor and lifestyle gear that our customers proudly wear and use to showcase their connection to our brand.
Our Mission and Community
Our mission is to serve premium coffee beverages and content to active-duty military, Veterans, first responders, and all who love America. Founded and led by combat Veterans of the Global War on Terror, we are a mission-driven company committed to delivering quality products while giving back to the communities we serve. This dedication is reflected in our direct hiring practices, charitable donations, and storytelling through our media channels.
As a public benefit corporation, the Company balances profitability with purpose. Our public benefit purpose is to support the underserved active military, Veteran, and first-responder communities. We achieve this through objectives such as:
•	Creating meaningful post-service career opportunities for Veterans, first responders, and their families.
•	Supporting charities focused on mental health and other critical needs within these communities.
•	Inspiring Veterans to pursue entrepreneurship through targeted programs and donations.
•	Providing quality products and media that resonate with these audiences.
A significant factor in our success is the work ethic and discipline of our Veteran employees. We are committed to hiring Veterans and military spouses, supporting their transition from military service to private industry. This dedication fosters a strong, cohesive culture at the Company, and we aim for half of our new hires to be Veterans and military spouses.
Our corporate giving is strengthened through direct donations to charities aligned with our public benefit purpose and through The BRCC Fund, our 501(c)(3) nonprofit organization. The fund focuses on Veteran-related causes, enabling us to provide direct support to individuals, charities, and organizations aligned with our mission to serve those who serve.
Our Business
We are a digitally native brand with an established omnichannel business model, operating through one reportable segment that comprises three primary channels: DTC, Wholesale, and Outposts. Each channel plays a vital role in reaching our customers, building our community, and growing our brand.

Our DTC platform has been the foundation of our business since the inception of the Company and launch of www.blackriflecoffee.com. This channel enabled us to quickly establish ourselves as a recognizable beverage brand in the United States. This channel allows us to engage directly with our customers and gain valuable insight into their preferences. The DTC channel includes our subscription-based Coffee Club, through which customers can receive ground, whole bean, single-serve coffee, or apparel delivered to their home or office on a customizable schedule. Net revenue for our DTC channel for the three months ended March 31, 2025 decreased $4.9 million, or 15%, to $27.7 million as compared to $32.6 million for the corresponding period in 2024. The decline was primarily driven by the impact of a $3.4 million decrease in the accrual for loyalty rewards points in the first quarter of 2024 following a change in policy on expiration of points. In addition, our DTC channel experienced lower customer acquisition due to declines in the overall DTC market, a strategic reallocation of advertising spend to higher return areas, and an increase in points of distribution in the Wholesale channel, which expanded brick and mortar availability for Black Rifle Coffee consumers.
In our Wholesale channel, we sell packaged coffee and our RTD beverages through leading Food, Drug, and Mass (“FDM”) retailers such as Walmart, Sam’s Club, regional and national grocery chains, and convenience stores, such as 7-Eleven, Casey’s General Store, and Circle K. Additionally, our coffee, apparel, and gear are sold through specialty retailers like Bass Pro Shops, Scheels, and Ace Hardware. Net revenue for our Wholesale channel for the three months ended March 31, 2025, decreased $3.6 million, or 6%, to $56.8 million as compared to $60.4 million for the corresponding period in 2024. The Wholesale channel decline was primarily driven by a $8.5 million decrease in revenue recognized related to a barter transaction in the first quarter of 2024, whereby we exchanged finished goods inventory for prepaid advertising credits. The decline was partially offset by growth in packaged coffee distribution at FDM retailers, expansion of ready-to-drink coffee distribution, and increased sales through online retailers.
Our Outposts offer a reimagined coffee shop experience, featuring freshly brewed coffee, Black Rifle Coffee merchandise, and a welcoming environment for community connection. Since opening the first Outpost in San Antonio, Texas, in 2020, we have expanded to operate eighteen company-owned Outposts and nineteen franchised locations across ten states, including Texas, Utah, and Tennessee. Net revenue for our Outpost channel for the three months ended March 31, 2025, increased $0.1 million, or 2%, to $5.5 million as compared to $5.4 million for the corresponding period in 2024. The increase was primarily driven by higher franchise fees and increased average order values, supported by efforts to drive add-on and bundled purchases through company-owned retail stores.
We create dynamic, cause-driven media content designed to strengthen our connection with the Black Rifle Coffee community. Guided by a three-pronged strategy—Inform, Inspire, and Entertain—we educate our audience on the craft of coffee, sharing insights into our meticulous roasting processes and premium products. Through compelling storytelling, we highlight the experiences of Veterans, first responders, and everyday heroes who embody our mission. At the same time, we captivate and entertain with humor, creativity, and engaging formats that resonate deeply with our loyal and passionate customer base. This comprehensive approach reflects our core values while fostering lasting brand loyalty and recognition.
In addition to media content, we continue to grow through strategic partnerships and collaborations that amplify our brand and extend our reach. These initiatives include partnerships with social media influencers and high-profile sports organizations to connect with new and existing audiences. For instance, in July 2022, we announced a partnership with the Dallas Cowboys, featuring product placement at AT&T Stadium. In February 2024, we entered into a three-year marketing partnership with the UFC, further elevating our presence in the sports and entertainment landscape.
These partnerships, combined with our distinctive media strategy, help us build strong connections with our customers, drive brand loyalty, and ensure Black Rifle Coffee stands out in a competitive market.
Controlled Company Exemption
Upon completion of this offering, Mr. Hafer will continue to control approximately   % of our Class A Common Stock (or approximately   % if the underwriters exercise their option to purchase additional shares of our Class A Common Stock in full). As a result, we will continue to be a “controlled company” as defined under the corporate governance rules of the NYSE and we intend to avail ourselves of exemptions from certain corporate governance requirements of the NYSE. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Recent Developments
Preliminary Financial Results for the Three Months Ended June 30, 2025 (unaudited)
Set forth below are certain estimated preliminary unaudited financial results and other information for the three months ended June 30, 2025. We have provided estimated ranges of these preliminary financial results below because our closing procedures for our fiscal quarter ended June 30, 2025 are not yet complete. Our final results remain subject to the completion of management’s final review and our other closing procedures or subsequent events. Accordingly, you should not place undue reliance on our preliminary results set forth below, which may differ from actual results. These preliminary estimates are forward-looking statements. Our unaudited financial results as of the three months ended June 30, 2025 will not be finalized until after the date of this prospectus supplement. During the course of the preparation of our unaudited financial statements and the notes thereto by management, additional items that require adjustments to the preliminary results presented below may be identified.
The estimated preliminary financial results included in this prospectus supplement have been prepared by and are the responsibility of our management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. These estimates should not be viewed as a substitute for our full interim unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles.
The estimated revenue for the three months ended June 30, 2025 is $94.8 million, the estimated gross margin for the three months ended June 30, 2025 is between 34.1% and 35.1% and the estimated adjusted EBITDA for the three months ended June 30, 2025 is between $2.1 million and 3.1 million.
Reconciliation of GAAP to Non-GAAP Financial Measures
To evaluate the performance of our business, we rely on both our results of operations recorded in accordance with generally accepted accounting principles in the United States (“GAAP”) and certain non-GAAP financial measures, including EBITDA, and Adjusted EBITDA. These measures, as defined below, are not defined or calculated under principles, standards or rules that comprise GAAP. Accordingly, the non-GAAP financial measures we use and refer to should not be viewed as a substitute for performance measures derived in accordance with GAAP. Our definitions of EBITDA and Adjusted EBITDA described below are specific to our business and you should not assume that they are comparable to similarly titled financial measures of other companies.
We define EBITDA as net income (loss) before interest, tax expense, depreciation and amortization expense. We define Adjusted EBITDA, as adjusted for equity-based compensation, system implementation costs, write-off of site development costs, non-routine legal expenses, and restructuring fees and related costs.
When used in conjunction with GAAP financial measures, we believe that EBITDA and Adjusted EBITDA are useful supplemental measures of operating performance and liquidity because these measures facilitate comparisons of historical performance by excluding non-cash items such as equity-based compensation and other amounts not directly attributable to our primary operations, such as system implementation costs, write-off of site development costs, non-routing legal expense, and restructuring fees and related costs. Adjusted EBITDA is also a key metric used internally by our management to evaluate performance and develop internal budgets and forecasts. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and may not provide a complete understanding of our operating results as a whole. Some of these limitations are (i) they do not reflect changes in, or cash requirements for, our working capital needs, (ii) they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt, (iii) they do not reflect our tax expense or the cash requirements to pay our taxes, (iv) they do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments, (v) although equity-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future and (vi) although depreciation, amortization and impairments are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect any cash requirements for such replacements.

A reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA is set forth below:
Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)	Three Months Ended
	March 30,		June 30,
	2025	2024	2025*
Net income (loss)	$(7,846)	$1,855	$(14,541) - (13,541)
Interest expense	2,370	2,051	1,844
Tax expense	44	49	44
Depreciation and amortization	2,576	2,413	3,960
EBITDA	$(2,856)	$6,368	$(8,693) - (7,693)
Equity-based compensation(1)	2,590	1,952	2,740
System implementation costs(2)	0	380	0
Write-off of site development costs(3)	825	1,181	(14)
Non-routine legal expense(4)	338	2,371	5,927
Restructuring fees and related costs(5)	0	266	2,149
Adjusted EBITDA	$897	$12,518	$ 2,109 - 3,109

1.	Represents the non-cash expense related to our equity-based compensation arrangements for employees, directors, and consultants.
2.
Represents non-capitalizable costs (e.g. pre-implementation discovery, training, and post-implementation monitoring) associated with the implementation of our enterprise resource planning (“ERP”) system and e-commerce platform. For the three months ended March 31, 2024, $0.2 million of costs were related to both our ERP system re-implementation and our e-commerce platform implementation.

3.	Represents the write-off of development costs for discontinued retail locations.
4.
Represents legal costs and fees incurred as well as the proposed settlement of non-routine litigation related to the exercise of warrants issued in connection with our business combination. The actual amount of any settlement, or damages from such litigation if a settlement is not reached, may be materially different. For more information about our outstanding litigation see the Annual Report, “—Tang Capital Lawsuit” and the section entitled “Risk Factors” in this prospectus supplement.

5.	Represents severance costs.
Tang Capital Lawsuit
On April 28, 2022, Tang Capital Partners, LP (“Tang Capital”) filed a lawsuit in federal district court in the Southern District of New York against the Company, Tang Capital Partners, LP v. BRC Inc., Case 22-CV-3476 (RWL) (Southern District of New York). The complaint alleges that Tang Capital suffered damages arising from the Company’s refusal on two alleged occasions to permit Tang Capital to exercise warrants. On March 8, 2023, the court granted the Company’s motion to dismiss a claim for declaratory judgment but denied the Company’s motion to dismiss Tang Capital’s breach of contract claim. Each party filed respective motions for summary judgment and completed the briefing of these motions on May 31, 2024. Tang Capital’s motion for summary judgment sought $10.5 million in compensatory damages, plus prejudgment interest. On November 8, 2024, the court granted in part, and denied in part, the respective motions for summary judgment, holding that the Company breached the warrant agreement by not allowing Tang Capital to exercise warrants, but determining that there were fact issues that need to be resolved at trial on the issue of Tang Capital’s alleged damages, including whether Tang could have mitigated its alleged damages. The case is currently set for trial in July 2025. The Company believes that it has meritorious defenses to the damage claims asserted against it and will defend itself vigorously in these proceedings and potentially on appeal; however, there can be no assurances that it will be successful in its efforts. On July 2, 2025, the Company made an offer to Tang Capital to settle all claims related to this matter for $4.5 million. The settlement offer is composed of a combination of cash and equity. If Tang Capital does not accept our offer to settle, the case will proceed to trial.
Corporate Information
Our principal executive offices are located at 1144 S. 500 W, Salt Lake City, Utah, 84101. Our telephone number at that address is (801) 847-1189. Our website address is www.blackriflecoffee.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in the securities covered by this prospectus supplement.

THE OFFERING
This summary is not a complete description of the Class A Common Stock. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Class A Common Stock, see the section entitled “Description of Capital Stock” in this prospectus supplement. Unless otherwise indicated, all shares information in this prospectus supplement is based on the number of Class A Common Stock outstanding as of July 15, 2025 and excludes information on Class A Common Stock reserved for issuance.
Issuer
BRC Inc., a Delaware public benefit corporation.
Class A Common Stock offered by us
    shares of Class A Common Stock.
Option to purchase additional Class A Common Stock
We have granted the underwriters an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional     shares of Class A Common Stock from us at the price to the public less the underwriting discount.
Class A Common Stock outstanding immediately prior to this offering
81,593,198 shares of Class A Common Stock
Class A Common Stock outstanding immediately after this offering shares of Class A Common Stock
Use of proceeds
The net proceeds from our issuance and sale of Class A Common Stock are expected to be approximately $    (or approximately $    if the underwriters exercise in full their option to purchase additional shares from us) after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from our issuance and sale of Class A Common Stock for general corporate purposes, including the partial repayment of our revolving credit facility, which will result in availability under such facility for the launch of Black Rifle Energy Beverage. We estimate that the offering expenses payable by us will be approximately $   . See “Use of Proceeds.”
Controlled company status
Upon completion of this offering, Mr. Hafer will continue to control approximately .% of our Class A Common Stock (or approximately .% if the underwriters exercise their option to purchase additional shares of our Class A Common Stock in full). As a result, we will continue to be a “controlled company” as defined under the corporate governance rules of the NYSE and we intend to avail ourselves of exemptions from certain corporate governance requirements of the NYSE. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
NYSE Trading Symbol
“BRCC”
Risk Factors
Our business is subject to numerous risks. For a discussion of the risks you should consider before purchasing shares of our Class A Common Stock, see “Risk Factors” on page S-12 of this prospectus supplement, page 3 of the accompanying base prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying base prospectus.
Insider Participation
Certain insiders may purchase shares in this offering at the public offering price and on the same terms as the other purchasers in this offering. We have agreed to pay the underwriters a commission of 2% of the gross proceeds raised from such insiders, as opposed to 6% of the gross proceeds raised in the offering from other investors. Because we have not entered into any binding agreements or received any commitments to purchase from any insiders, such insiders may elect not to purchase any shares in this offering. See “Underwriting” for more information.
The number of shares of Class A Common Stock outstanding immediately prior to this offering excludes:
•
134,424,861 shares of Class B Common Stock which relates to a corresponding number of common units of Authentic Brands LLC (“Common Units”) subject to forfeiture upon redemption of the corresponding Common Units, which units may be redeemed by the holder at any time in exchange for a corresponding number of shares of Class A Common Stock;

•	7,875,804 shares issuable upon exercise of outstanding options to purchase shares of Class A Common Stock under the Company’s 2022 Omnibus Incentive Plan (the “Incentive Plan”);
•	4,264,169 shares of Class A Common Stock issuable upon vesting of outstanding RSUs under the Incentive Plan;
•	1,169,180 shares of Class A Common Stock for which 8,108 outstanding incentive units would have been converted as of July 10, 2025;
•	7,328,136 shares of Class A Common Stock available for future issuance under the Incentive Plan; and
•	4,112,360 shares of Class A Common Stock available for future issuance under the Company’s Employee Stock Purchase Plan.

RISK FACTORS
Investing in the Class A Common Stock covered by this prospectus supplement and the accompanying prospectus involves various risks. You should carefully consider each of the risks described in the section entitled “Risk Factors” in the Annual Report and the Quarterly Report that are incorporated by reference in this prospectus supplement and the accompanying prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties discussed in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our Class A Common Stock. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our Class A Common Stock could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.
Risks Related to Litigation
We are currently party to litigation, which could result in damage to our liquidity, financial condition and results of operations.
On April 28, 2022, Tang Capital filed a lawsuit in federal district court in the Southern District of New York against the Company, Tang Capital Partners, LP v. BRC Inc., Case 22-CV-3476 (RWL) (Southern District of New York). The complaint alleges that Tang Capital suffered damages arising from the Company’s refusal on two alleged occasions to permit Tang Capital to exercise warrants. On March 8, 2023, the court granted the Company’s motion to dismiss a claim for declaratory judgment but denied the Company’s motion to dismiss Tang Capital’s breach of contract claim. Each party filed respective motions for summary judgment and completed the briefing of these motions on May 31, 2024. Tang Capital’s motion for summary judgment sought $10.5 million in compensatory damages, plus prejudgment interest. On November 8, 2024, the court granted in part, and denied in part, the respective motions for summary judgment, holding that the Company breached the warrant agreement by not allowing Tang Capital to exercise warrants, but determining that there were fact issues that need to be resolved at trial on the issue of Tang Capital’s alleged damages, including whether Tang could have mitigated its alleged damages. The case is currently set for trial in July 2025.
On July 2, 2025, the Company made an offer to Tang Capital to settle all claims related to this matter for $4.5 million. The settlement offer is composed of a combination of cash and equity. Should Tang Capital refuse our offer to settle, and we are found liable at trial for damages materially higher than such settlement offer, our business, liquidity, financial condition and results of operations may be materially and adversely affected.
Although the Company believes that it has meritorious defenses to the damage claims asserted against it and will defend itself vigorously in these proceedings and potentially on appeal, there can be no assurances that it will be successful in its efforts.
Risks Related to this Offering
We have broad discretion in the use of the net proceeds from this offering.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for us.
You may experience dilution as a result of this offering, which may adversely affect the per share trading price of our Class A Common Stock.
This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our Class A Common Stock in this offering and the receipt of the respective expected net proceeds. The actual amount of dilution from this offering will be based on numerous factors, particularly the use of proceeds and the return generated by such investment, and cannot be determined at this time.

You may also experience future dilution as a result of future issuances of equity securities.
We may be required to raise additional capital in the future to fund the growth and operation of our business. To raise additional capital, we may offer additional shares of our Class A Common Stock, or other securities convertible into, or exercisable or exchangeable for, shares of our Class A Common Stock, at prices that may be lower than the deemed offering price of our Class A Common Stock in this offering. In addition, investors purchasing our securities in the future could have rights superior to those of our existing shareholders. Furthermore, if we grant additional options or other awards under our equity incentive plans you may experience further dilution of your investment.
Sales of a substantial number of shares of our Class A Common Stock in the public market in, concurrently with or following this offering could cause the market price of our Class A Common Stock to decline.
Sales of a substantial number of shares of our Class A Common Stock in the public market in, concurrently with or following this offering or the expectation that such sales will occur could depress the market price of our Class A Common Stock and impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class A Common Stock. The sale or the availability for sale of a large number of shares of our Class A Common Stock in the public market could cause the price of our Class A Common Stock to decline.
Because there are no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.
We intend to retain future earnings, if any, for use in our business operations and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board may deem relevant. As a result, stockholders must rely on their sales of Class A Common Stock after appreciation, which may never occur, as the only way to realize any future gains on their investments.
Our preliminary estimated financial results represents management’s current estimates and is subject to change.
The preliminary financial results contained in “Summary—Recent Developments” is only a preliminary estimate and is based on information available to management as of the date of this prospectus supplement and this estimate could change. Complete quarterly results will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. See the other risks described in this section and “Special Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between this preliminary financial data and the actual financial results.

USE OF PROCEEDS
The net proceeds from our issuance and sale of Class A Common Stock are expected to be approximately $    (or approximately $    if the underwriters exercise in full their option to purchase additional shares from us), after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from our issuance and sale of Class A Common Stock for general corporate purposes including the repayment of approximately $    of our senior secured asset-based revolving credit facility (the “ABL Facility”), which will result in availability under the ABL Facility for the launch of Black Rifle Energy Beverage. The ABL Facility matures on the earlier of (i) August 10, 2028, and (ii) the date that is 91 days prior to the scheduled maturity date of any other debt in excess of $2,500,000 subject to certain exception. Borrowings under the ABL Facility bear interest at a rate per annum of either (i) the base commercial lending rate of PNC Bank, National Association as publicly announced to be in effect from time to time, plus a margin ranging from 1.50% to 2.00%, or (ii) term secured overnight financing rate (SOFR) plus a margin ranging from 2.60% to 3.10%, in each case subject to a 0.25% reduction following the Company meeting certain conditions. The Company is also required to pay certain fees including an unused commitment fee based on the average daily unused portion of the ABL Facility, equal to 0.375% on an annual basis.
We estimate that the offering expenses will be approximately $   .

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock. We anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and Amended and Restated By-Laws, as amended (the “Bylaws”). The full text of the Charter and Bylaws are filed as exhibits to the Annual Report. For a complete description of the rights and preferences of our securities, we urge you to read the Charter and Bylaws and the applicable provisions of Delaware law.
Authorized and Outstanding Stock
The Charter authorizes the issuance of 2,802,500,000 shares, consisting of four classes of stock as follows:
•	1,000,000 shares of preferred stock, par value $0.0001 per share;
•	2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•	300,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); and
•	1,500,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), divided into two series as follows:
•	750,000 shares of Series C-1 Common Stock, par value $0.0001 per share; and
•	750,000 shares of Series C-2 Common Stock, par value $0.0001 per share.
As of July 15, 2025, 81,593,198 shares of Class A Common Stock, 134,424,861 shares of Class B Common Stock, no shares of Class C Common Stock, and no shares of preferred stock are issued and outstanding.
Voting Power
Except as otherwise provided in the Charter or as required by applicable law, holders of our Class A Common Stock and our Class B Common Stock are each entitled to one vote per share, and holders of our Class C Common Stock do not have any voting rights.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A Common Stock are entitled to receive dividends and other distributions as may from time to time be declared by the Company’s board of directors (the “Board”) in its discretion out of legally available Company assets, ratably in proportion to the number of shares held by each such holder, and at such times and in such amounts as the Board in its discretion may determine.
No dividends or other distributions will be declared or paid on the Class B Common Stock or the Class C Common Stock.
Cancellation and Conversion of Class B Common Stock
In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company and cancelled for no consideration. We shall not issue additional shares of Class B Common Stock after the Closing Date other than in connection with the valid issuance of Common Units or the conversion of any Restricted Common Units into Common Units upon the occurrence of an applicable Vesting Event.
Preemptive or Other Rights
Under the Second Amended and Restated Certificate of Incorporation, our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock.
Transfers of Class B Common Stock and Class C Common Stock
A holder of Class B Common Stock may transfer or assign shares of Class B Common only if such holder also simultaneously transfers an equal number of such holder’s Common Units in compliance with and as permitted by the LLC Agreement.

No share of Class C Common Stock may be transferred, other than to the holder of such share of Class C Common Stock’s permitted transferees under the LLC Agreement, prior to the conversion date of such shares of Class C Common Stock, at which time the shares of Class A Common Stock into which such shares of Class C Common Stock convert in accordance with the provisions of the Charter may be transferred, subject to any restrictions on transfer applicable to the holder of such Class A Common Stock and applicable law.
Liquidation, Dissolution or Winding Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of debts and other liabilities and of preferential and after the rights of holders of preferred stock, if any, have been satisfied, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such stockholder.
The holders of Class B Common Stock and Class C Common Stock are not entitled to receive any Company assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.
Election of Directors
Subject to the Investor Rights Agreement, directors of the Company shall be elected by a majority of the votes cast at an annual meeting of stockholders by holders of Class A Common Stock and Class B Common Stock, voting as a single class.
Director Nomination Rights
On February 9, 2022, in connection with the consummation of the Company’s business combination, the Company, SilverBox Engaged Sponsor LLC (the “Sponsor”), Engaged Capital, LLC, a member of the Sponsor, and certain of its affiliates (collectively, “Engaged”), Mr. Hafer, and certain other equityholders of the Company entered into the Investor Rights Agreement, pursuant to which, among other things, for so long as Mr. Hafer and Engaged continue to own a specified percentage of Class A Common Stock and/or Common Units of Authentic Brands LLC, Engaged will have the right to designate for nomination by the Board up to two candidates for election to the Board, and Mr. Hafer will have the right to designate for nomination to the Board up to three candidates (including himself) for election to the Board. In addition, until the fifth anniversary of the closing of the Business Combination, (i) the parties to the Investor Rights Agreement will vote their shares in favor of the directors put forth for nomination by Engaged and Mr. Hafer and (ii) the Sponsor and certain other equityholders party to the Investor Rights Agreement will vote all of their shares in the election and removal of directors as directed by Mr. Hafer.
Public Benefit Corporation Status
As a public benefit corporation, the Board is required by the Delaware General Corporation Law (“DGCL”) to manage or direct the Company’s business and affairs in a manner that balances the pecuniary interests of the Company’s stockholders, the best interests of those materially affected by our conduct, and the Company’s public benefit purpose. However, the Board does not have any duty to any person on account of any interest of such person in the Company’s public benefit purpose or on account of any interest materially affected by the Company’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. The Company is also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the Charter and of the best interests of those materially affected by its conduct. It is expected that the Board will measure the Company’s benefit performance against the objectives and standards proposed by it and approved by the Board. When determining the objectives and standards by which the Board will measure its public benefit performance, the Board will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of the Company’s business on the communities in which it operates, and society, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii)transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
Under the DGCL, the Company’s stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of the Company’s outstanding shares or, upon the Company’s listing, the lesser of such percentage or shares of at least $2 million in market value.
Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law
The Charter, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Charter provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special stockholder meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Board then in office, except that holders of Class B Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.
Authorized but Unissued Capital Stock and Preferred Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Unless required by law or by any stock exchange on which our Class A Common Stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Charter authorizes the Board to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our Board is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Election of Directors and Vacancies
The Charter provides that the Board will determine the number of directors who will serve on the board, subject to the rights set forth in the Investor Rights Agreement. The Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board. Subject to the Investor Rights Agreement, the term of all Class I directors shall automatically become one year commencing on the seventh annual meeting of stockholders, the term of all Class II directors shall automatically become one year commencing on the eighth annual meeting of stockholders and the term of all Class III directors shall automatically become one year commencing on the ninth annual meeting of stockholders, with all directors having a term of one year from and after such ninth annual meeting of stockholders.
In addition, the Charter provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.
Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.
Business Combinations
The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Charter provides that the Company will not engage in any “business combinations” (as defined in the Charter), at any point in time at which the Company’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Charter) for a three-year period after the time that such person became an interested stockholder unless:
•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Charter expressly excludes Evan Hafer, certain of its transferees and its successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Charter could have an anti-takeover effect with respect to certain transactions which the Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum
The Bylaws provide that at any meeting of the Board a majority of the total number of directors then in office constitutes a quorum for all purposes.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the Charter expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.
General Stockholder Meetings
The Charter provides that special meetings of stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer.
Requirements for Advance Notification for Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Charter and the Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Charter. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66 2∕3%, in case of provisions in Article I. Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Charter, unless the Charter requires a greater percentage. The Charter provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. The Charter provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•
the provision requiring a 66 2∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

•	the provisions providing for a classified Board (the election and term of directors);
•	the provisions regarding filling vacancies on the Board and newly created directorships;
•	the provisions regarding resignation and removal of directors;

•	the provisions regarding calling special meetings of stockholders;
•	the provisions regarding stockholder action by written consent;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•	the provisions regarding the election not to be governed by Section 203 of the DGCL;
•	the provisions regarding the selection of forum (see “—Exclusive Forum”); and
•	the amendment provision requiring that the above provisions be amended only with an 66 2∕3% supermajority vote.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights.
However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law. be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Charter does not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) is one in which the Company has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Listing of Securities
Our Class A Common Stock is listed on the NYSE under the symbol “BRCC.”

UNDERWRITING
We are offering the shares of our Class A Common Stock described in this prospectus supplement in an underwritten offering in which we and the Underwriter are entering into an underwriting agreement with respect to the shares of our Class A Common Stock being offered hereby. Subject to certain conditions, we will agree to sell, and the Underwriter agrees to purchase,    shares of our Class A Common Stock.
The Underwriter is offering the shares of our Class A Common Stock subject to a number of conditions, including receipt and acceptance of our Class A Common Stock by the Underwriter. The obligations of the Underwriter to pay for and accept delivery of the shares offered by this prospectus supplement are subject to these conditions. The underwriting agreement between us and the Underwriter provides that if the Underwriter defaults, the Underwriter may make arrangements, satisfactory to us, for the purchase of our Class A Common Stock by other persons. If such arrangements cannot be made within the timeframe specified in the underwriting agreement and the default exceeds 10% of the total number of shares of our Class A Common Stock that the Underwriter is obligated to purchase, this offering will be terminated.
In connection with this offering, the Underwriter or securities dealers may distribute offering documents to investors electronically. See the section entitled “—Electronic Distribution.”
Underwriting Discount
Shares of our Class A Common Stock sold by the Underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of our Class A Common Stock sold by the Underwriter to securities dealers may be sold at a discount of up to $   per share from the public offering price. Any of these securities dealers may resell any shares of our Class A Common Stock purchased from the Underwriter to other brokers or dealers at a discount of up to $   per share from the public offering price. If all of the shares of our Class A Common Stock are not sold at the public offering price, the Underwriter may change the offering price and the other selling terms. Sales of shares of our Class A Common Stock made outside of the United States may be made by affiliates of the Underwriter. The Underwriter reserves the right to reject an order for the purchase of shares, in whole or in part.
The underwriting fee is equal to the public offering price per share of Class A Common Stock less the amount paid by the Underwriter to us per share of Class A Common Stock. The underwriting fee is $   per share. The following table shows the per share and total underwriting discounts to be paid to the Underwriter assuming both no exercise and full exercise of the Underwriter’s over-allotment option.

	Full Exercise of over-allotment option	No Exercise of over-allotment option
Per share	$	$
Total	$	$

We estimate the expenses of this offering, not including the underwriting discount, to be approximately $   million, and such expenses are payable by us. We also have agreed to reimburse the Underwriter for its expenses incurred in connection with the offering in an amount up to $150,000.
Certain insiders may purchase shares of our Class A Common Stock in this offering at the public offering price and on the same terms as the other purchasers in this offering. We have agreed to pay the Underwriters a commission of 2% of the gross proceeds raised from such insiders, as opposed to 6% of the gross proceeds raised in the offering from other investors. Because we have not entered into any binding agreements or received any commitments to purchase from any insiders, such insiders may elect not to purchase any shares in this offering.
Option to Purchase Additional Shares
We have granted the Underwriter an option to purchase up to    additional shares of our Class A Common Stock, at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The Underwriter may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus supplement.

Lock-Up Agreements
We, our executive officers, directors, and certain shareholders are entering into lock-up agreements with the Underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the Underwriter and subject to certain exceptions:
•
offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Class A Common Stock whether now owned or hereafter acquired by the undersigned;

•
enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Class A Common Stock, whether any such transaction described above is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise;

•
make any demand for or exercise any right or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Class A Common Stock or any other securities of ours; or

•	publicly disclose the intention to do any of the foregoing.
These restrictions are subject to customary exceptions and will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the Underwriter may, in their sole discretion, waive or release all or some of the securities from these lock-up agreements.
These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our Class A Common Stock to the same extent as they apply to our Class A Common Stock. They also apply to Class A Common Stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Exchange Listing
Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “BRCC.”
Indemnification and Contribution
We have agreed to indemnify the Underwriter and its affiliates, partners, selling agents, officers and directors and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter and its affiliates, partners, selling agents, officers and directors and controlling persons may be required to make in respect of those liabilities.
Price Stabilization, Short Positions, and Penalty Bids
To facilitate this offering and in accordance with Regulation M under the Exchange Act, the Underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock, including:
•	stabilizing transactions;
•	short sales; and
•	purchase to cover positions created by short sales.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class A Common Stock while this offering is in progress. These transactions may also include making short sales of our Class A Common Stock, which involves the sale by the Underwriter of a greater number of shares of Class A Common Stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriter’s purchase option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriter may close out any covered short position either by exercising its purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the purchase option described above. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of our Class A Common Stock in the open market that could adversely affect investors who purchased in this offering.
As an additional means of facilitating our public offering, the Underwriter may bid for, and purchase, shares of our Class A Common Stock in the open market. The Underwriter also may reclaim selling concessions allowed to an Underwriter or a dealer for distributing shares of our Class A Common Stock in this offering, if the Underwriter repurchases previously distributed shares of our Class A Common Stock to cover short positions or to stabilize the price of our Class A Common Stock.
As a result of these activities, the price of our Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time without notice. The Underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Electronic Distribution
A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the Underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The Underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the Underwriter on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the Underwriter’s website and any information contained on any other website maintained by the Underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by the Underwriter or us, and should not be relied upon by investors.
Affiliations
The Underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the Underwriter and/or its affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Selling Restrictions
European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our Class A Common Stock in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our Class A Common Stock. Accordingly any person making or intending to make an offer in that Member State of shares of our Class A Common Stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for the Company or the Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the Underwriter have authorized, nor do they authorize, the making of any offer of shares of our Class A Common Stock in circumstances in which an obligation arises for the Company or the Underwriter to publish a prospectus for such offer.
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our Class A Common Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our Class A Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of our Class A Common Stock may be offered to the public in that Relevant State at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares of our Class A Common Stock shall require the Company or the Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares of our Class A Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Class A Common Stock.
Each person in a Relevant State who receives any communication in respect of, or who acquires any shares of our Class A Common Stock under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with the Underwriter and its affiliates and the Company that:
(a)	it is a “qualified investor” within the meaning provided in Article 2(e) of the Prospectus Regulation; and
(b)
in the case of any shares of our Class A Common Stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of our Class A Common Stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Underwriter has been given to the offer or resale; or (ii) where the shares of our Class A Common Stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of our Class A Common Stock to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the Underwriter and its affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified the Underwriter of such fact in writing may, with the prior consent of the Underwriter, be permitted to acquire shares of our Class A Common Stock in the offering.
United Kingdom
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other materials in relation to the shares of our Class A Common Stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”)); or who fall within Article 49(2)(a) to (d) of the FPO; or who are any other persons to whom it may otherwise lawfully be made under the FPO (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the shares of our Class A Common Stock offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our Class A Common Stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our Class A Common Stock. Accordingly any person making or intending to make an offer in the United Kingdom of shares of our Class A Common Stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for the Company or the Underwriter to publish a prospectus pursuant to Section 85 of the FSMA in relation to such offer. None of the Company or the Underwriter have authorized, nor do they authorize, the making of any offer of shares of our Class A Common Stock in circumstances in which an obligation arises for the Company or the Underwriter to publish a prospectus for such offer.
No shares of our Class A Common Stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our Class A Common Stock which has been approved by the Financial Conduct Authority, except that the shares of our Class A Common Stock may be offered to the public in the United Kingdom at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Underwriter for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the shares of our Class A Common Stock shall require the Company or the Underwriter to publish a prospectus pursuant to Section 85 of the FSMA.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our Class A Common Stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A Common Stock.
Each person located in the United Kingdom to whom any offer of shares of our Class A Common Stock is made or who receives any communication in respect of any offer of shares of our Class A Common Stock, or who initially acquires any shares of our Class A Common Stock will be deemed to have represented, warranted and agreed to and with the Underwriter and its affiliates and the Company that:
(a)	it is a “qualified investor” within the meaning provided in Article 2(e) of the UK Prospectus Regulation; and
(b)
in the case of any shares of our Class A Common Stock acquired by it as a financial intermediary, as that term is used in Article 5 of the UK Prospectus Regulation, (i) the shares of our Class A Common Stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the United Kingdom other than qualified investors, as that term is defined in the UK Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the UK Prospectus

Regulation and the prior consent of the Underwriter has been given to the offer or resale; or (ii) where the shares of our Class A Common Stock have been acquired by it on behalf of persons in the United Kingdom other than qualified investors, the offer of those shares of our Class A Common Stock to it is not treated under the UK Prospectus Regulation as having been made to such persons.
The Underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified the Underwriter of such fact in writing may, with the prior consent of the Underwriter, be permitted to acquire shares of our Class A Common Stock in the offering.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our Class A Common Stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our Class A Common Stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding Underwriter conflicts of interest in connection with this offering.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Accordingly, the securities will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material United States federal income tax considerations regarding the ownership and disposition of Class A Common Stock by a non-U.S. holder (as defined below) as of the date hereof. Except where noted, this summary deals only with Class A Common Stock purchased in this offering that is held as a “capital asset” within Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of Class A Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or;
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with the effects of other U.S. federal tax laws, such as estate and gift tax laws, and does not deal with state, local, or non-U.S. tax considerations. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a person who owns, directly or constructively, more than 5% of our Class A common stock (except to the extent specifically set forth below), United States expatriate or certain former citizen or long-term resident of the United States, foreign pension fund, financial institution, insurance company, regulated investment company, real estate investment trust, tax-exempt or governmental organization or instrumentality thereof, tax qualified retirement plan, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of Class A Common Stock as compensation or otherwise in connection with the performance of services, a person subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock being taken into account in an applicable financial statement or a person who has acquired shares of Class A Common Stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment). This summary does not address all United States federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax.
We have not sought and do not expect to seek any rulings from the IRS regarding the matters discussed below. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary or that the IRS or a court will not take a contrary position to that discussed below. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding Class A Common Stock, you are urged to consult with tax advisors regarding the U.S. federal income tax consequences of holding Class A Common Stock.
The discussion below regarding material U.S. federal income tax considerations of the purchase, ownership and disposition of common stock is intended to provide only a summary of the material

U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A Common Stock. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of ownership. Accordingly, each prospective Investor is urged to consult with tax advisors concerning the particular United States federal income tax consequences related to the purchase, ownership and disposition of Class A Common Stock, as well as the consequences arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock (but not below zero), and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in Class A Common Stock, such excess will be treated as gain from the disposition of Class A Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).
Subject to the discussion of backup withholding and FATCA below, dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a non-U.S. holder treated as a corporation for United States federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends generally will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN, Form W-8BEN-E or W-8ECI (or other applicable form or successor form as may be applicable) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of Class A Common Stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition or the period that the non-U.S. holder held the Class A Common Stock and, in the case where Class A Common Stock is considered regularly traded on an established securities market for this purpose, the non-U.S. holder has owned, directly or constructively, more than 5% of the Class A Common Stock at any time within such period. There can be no assurance that Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a treated as a corporation for United States federal income tax purposes, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.
An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). Although there can be no assurance that we are not a USRPHC or will not become one in the future, we believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes. If, notwithstanding the foregoing, we are, or we become, a USRPHC, a non-U.S. holder described in the third bullet point above will be subject to tax at generally applicable U.S. federal income tax rates on gain recognized by such non-U.S. holder on the disposition of the applicable Class A Common Stock. In addition, we or an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such sale or other taxable disposition.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder with respect to payments of dividends on our Class A Common Stock and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS (regardless of whether any tax was actually withheld). Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received with respect to payments of dividends on our Class A Common Stock if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification (or applicable successor form), or otherwise establishes an exemption..
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Class A Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies under penalty of perjury on IRS Form W-8BEN, W-8-BEN-E, W-8ECI or other applicable form or successor form that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends on, or gross proceeds from the sale or other disposition of, Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, certain of its direct and indirect U.S. owners. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may, under certain circumstances, be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and a non-U.S. Holder’s country of residence may modify the requirements described in this section. You are urged to consult with your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of Class A Common Stock.
The withholding obligations under FATCA generally apply to dividends on Class A Common Stock and to the payment of gross proceeds of a sale or other disposition of Class A Common Stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of Class A Common Stock (but not on payments of dividends). Taxpayers may rely on the proposed regulations until final regulations are issued or until such proposed regulations are rescinded.
Prospective investors are urged to consult with tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.
THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT WITH TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS
The validity of the Class A Common Stock being offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain matters in connection with this offering will be passed upon for the underwriters by Akerman LLP, Miami, Florida.
EXPERTS
The consolidated financial statements of BRC Inc. appearing in BRC Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A Common Stock offered in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, do not contain all of the information included in the registration statement and the exhibits to the registration statement. For further information pertaining to us and our shares of Class A Common Stock being offered under this prospectus supplement, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus supplement relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit. You may review a copy of the registration statement through the SEC’s website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.blackriflecoffee.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our Class A Common Stock. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Prospectus

BRC INC.

$500,000,000
Class A Common Stock
Preferred Stock
Subscription Rights
Warrants
Units

This prospectus relates to the offer and sale by the Company, from time to time and in one or more transactions, of up to $500,000,000 of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of BRC Inc., a Delaware public benefit corporation (the “Company”), preferred stock, warrants, units and/or subscription rights described in this prospectus.
This prospectus provides you with a general description of the securities covered hereby and the general manner in which the Company may offer or sell the securities. We will provide specific terms of any offering by the Company in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we will issue, offer or sell, as applicable, any of the securities. We may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we may sell the shares in the section entitled “Plan of Distribution.”
You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby. Our Class A Common Stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BRCC.” On March 29, 2023, the closing sale price of our Class A Common Stock as reported by NYSE was $4.99 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission (the “SEC”) nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 30, 2023.

i

INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important business and financial information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 15, 2023 (our “Annual Report”);
•	those portions of our Definitive Proxy Statement under Regulation 14A, filed with the SEC on March 21, 2023, that are incorporated by reference into the Annual Report;
•	Our Current Reports on Form 8-K, filed on February 1, 2023 and March 15, 2023; and
•	The description of our registered securities filed as an exhibit to our Annual Report.
We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus and the information specifically incorporated by reference into our annual reports on Form 10-K from our Definitive Proxy Statements on Schedule 14A (other than information furnished rather than filed) filed with the SEC.
We have filed with the SEC this registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Class A Common Stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.blackriflecoffee.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
BRC Inc.
1144 S. 500 W
Salt Lake City, UT 84101
(801) 847-1189

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus.
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or an additional post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein includes statements that express the Company’s opinions, expectations, hopes, beliefs, plans, intentions, objectives, strategies, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements appear in a number of places throughout this prospectus and the information incorporated by reference herein and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which the Company operates as well as any information concerning possible or assumed future results of operations of the Company. Such forward-looking statements are based on available current market material available as of the date of this prospectus and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may cause such forward-looking statements to differ from actual results include, but are not limited to:
•	Competition and our ability to grow and manage growth sustainably and retain our key employees;
•	Failure to achieve profitability;
•	Negative publicity impacting our brand and reputation, or the reputation of key employees, which may adversely affect our operating results;
•	Failure by us to maintain our message as a supportive member of the veteran and military communities and any other factors which may negatively affect the perception of our brand;
•	Our limited operating history, which may make it difficult to successfully execute our strategic initiatives and accurately evaluate future risks and challenges;
•	Failed marketing campaigns, which may cause us to incur costs without attracting new customers or realizing higher revenue;
•	Failure to attract new customers or retain existing customers;
•	Risks related to the use of social media platforms, including dependence on third-party platforms;
•
Failure to provide high-quality customer experience to retail partners and end users, including as a result of production defaults or issues, including due to failures by one or more of our co-manufacturers, affecting the quality of our products, which may adversely affect our brand;

•	Decrease in success of the direct to consumer (“DTC”) revenue channel;
•	Loss of one or more co-manufacturers, or delays, quality, or other production issues, including labor-related production issues at any of our co-manufacturers;
•	Failure to effectively manage or distribute our products through our wholesale business partners;
•
Failure by third parties involved in the supply chain of coffee, store supplies or merchandise to produce or deliver products, including as a result of ongoing supply chain disruptions, or our failure to effectively manage such third parties;

•	Changes in the market for high-quality coffee beans and other commodities;
•	Fluctuations in costs and availability of real estate, labor, raw materials, equipment, transportation or shipping;
•	Loss of confidential data from customers and employees, which may subject us to litigation, liability or reputational damage;
•	Failure to successfully compete with other producers and retailers of coffee;

•
Failure to successfully open new Black Rifle Coffee shops (“Outposts”), including failure to timely proceed through permitting and other development processes, or the failure of any new or existing Outposts to generate sufficient sales;

•	Failure to properly manage our rapid growth and relationships with various business partners;
•	Failure to protect against software or hardware vulnerabilities;
•	Failure to build brand recognition using our intellectual properties or otherwise;
•	Shifts in consumer spending, lack of interest in new products or changes in brand perception upon evolving consumer preferences and tastes;
•	Failure to adequately maintain food safety or quality and comply with food safety regulations;
•	Failure to successfully integrate into new domestic and international markets;
•	Risks related to leasing space subject to long-term non-cancelable leases and with respect to real property;
•	Failure of our franchise partners to successfully manage their franchises;
•	Failure to raise additional capital to develop the business;
•	Risks related to supply chain disruptions;
•	Risks related to unionization of employees;
•	Failure to comply with federal state and local laws and regulations;
•	Inability to maintain the listing of our Class A Common Stock on the NYSE; and
•	Other risks and uncertainties indicated in this prospectus and the information incorporated by reference herein.
The forward-looking statements contained in this prospectus and the information incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under “Item 1A. Risk Factors” in our Annual Report and those described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
v

SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our consolidated financial statements incorporated herein by reference.
Overview
We are a rapidly growing, veteran-controlled and led coffee and media company with an incredibly loyal and quickly expanding community of more than 2 million lifetime consumers through our DTC channel, more than 271,000 active Coffee Club subscribers, and 13.1 million social media followers across Black Rifle Coffee’s, co-founders’, and key media personalities’ accounts as of December 31, 2022. Evan Hafer founded the Company in 2014 with a one-pound roaster in his garage, roasting, packaging, and shipping bagged coffee direct to consumers.
Today, Black Rifle Coffee operates out of facilities and offices in Salt Lake City, Utah; Manchester, Tennessee; and San Antonio, Texas, and offers over 20 varieties of roasted whole bean and ground coffee, plus our RTD, single-serve, and instant coffee. Our historical performance reflects the scale and growth of our Company.
At Black Rifle Coffee, we develop our roast profiles with the same mission focus we learned as military members serving our country. We produce creative and engaging, cause-related media content, in-house produced podcasts, and digital and print journalism in-house to inform, inspire, entertain, and build our community. We also sell Black Rifle Coffee-brand apparel, coffee brewing equipment, and outdoor and lifestyle gear that our consumers proudly wear and use to showcase our brand. Merchandise and equipment sales accounted for approximately 9.0% of DTC revenues for the years ended December 31, 2022 and 2021.
Our DTC platform has been the core of our business from day one starting with our website. It has enabled us to quickly become a large, recognizable, and fast-growing beverage brand in the United States, while also allowing us to better understand our consumers and their preferences.
We offer a subscription service, our Coffee Club, through which DTC consumers can receive ground, whole bean, single serve, instant, or RTD coffee shipped to their home or office as frequently as every fourteen days. As of December 31, 2022, our Coffee Club subscribers have grown to 270,000 over the past five years. We also sell coffee, apparel, and gear online for individual purchase on a non-subscription basis. Our DTC channel generated $159.0 million of sales for the year ended December 31, 2022, compared to $165.3 million over the corresponding period in 2021, representing a decrease of 3.8%. More than 72% of our 2022 DTC channel revenue came from recurring subscriptions.
Our Wholesale channel complements our DTC sales. In our Wholesale channel, we sell coffee, apparel, and gear through leading outdoor, DIY, and lifestyle retailers, including Bass Pro Shops, Scheels, and Ace Hardware, as well as specialty retailers. We also sell RTD coffee in leading convenience, grocery, FDM merchandise retailers, including Casey’s General Store, Circle K, Kum & Go, Speedway, 7-Eleven, Publix, HEB, Walmart, and Sam’s Club. Our Wholesale channel generated $119.4 million of sales for the year ended December 31, 2022, compared to $55.8 million over the corresponding period in 2021, representing an increase of 114.1%.
We also operate and franchise Outposts. We believe our Outposts redefine the typical coffee shop experience, offering consumers an immersive environment in which to enjoy a freshly brewed cup of high-quality coffee, stock up on Black Rifle Coffee merchandise and bagged coffee, and connect with members of the local community. We opened our first Company-operated Outpost in 2020 in San Antonio, Texas. We are in the early stages of our nationwide growth, with twenty-six Outposts, of which fifteen were company-operated and eleven were franchised open across eight states, including Texas, Utah, Arizona, Tennessee, Georgia, Oklahoma, Florida and Virginia as of December 31, 2022. Our Outpost channel generated $22.9 million of sales for the year ended December 31, 2022, compared to $12.0 million over the corresponding period in 2021 representing an increase of 90.5%.

Corporate Information
Our principal executive offices are located at 1144 S. 500 W, Salt Lake City, Utah, 84101. Our telephone number at that address is (801) 847-1189. Our website address is www.blackriflecoffee.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, our website and the information contained on our website are not a part of this prospectus or any applicable prospectus supplement, and you should not rely on any such information in making your decision whether to invest in the securities covered by this prospectus.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this Prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, but that could later become material, may also adversely affect our business.

USE OF PROCEEDS
Except as otherwise provided in a prospectus supplement in connection with an offering of securities pursuant to this prospectus, we currently intend to use the net proceeds from the sale of any securities offered by us under this prospectus primarily for general corporate purposes. General corporate purposes may include, without limitation, working capital, capital expenditures, repayment and refinancing of debt and the acquisition of companies or businesses. Pending any specific application, we may initially invest the net proceeds in investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

GENERAL DESCRIPTION OF SECURITIES
We may offer up to $500,000,000 of the following securities under this prospectus:
•	Class A Common Stock;
•	preferred stock;
•	subscription rights;
•	warrants to acquire Class A common stock or preferred stock; or
•	any combination of the foregoing, either individually or as units consisting or two or more securities.
The following description of the terms of these securities sets forth some of the general terms and provisions of securities that may be offered. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.
Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may be permitted under applicable law, rules or regulations.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated By-Laws (the “Bylaws”). The full text of the Charter and Bylaws are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read the Charter and Bylaws and the applicable provisions of Delaware law.
Authorized and Outstanding Stock
The Charter authorizes the issuance of 2,802,500,000 shares, consisting of four classes of stock as follows:
•	1,000,000 shares of preferred stock, par value $0.0001 per share;
•	2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•	300,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); and
•	1,500,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), divided into two series as follows:
•	750,000 shares of Series C-1 Common Stock, par value $0.0001 per share; and
•	750,000 shares of Series C-2 Common Stock, par value $0.0001 per share.
As of March 8, 2023, 58,378,857 shares of Class A Common Stock, 153,181,442 shares of Class B Common Stock and no shares of Class C Common Stock are issued and outstanding.
Voting Power
Except as otherwise provided in the Charter or as required by applicable law, holders of our Class A Common Stock and our Class B Common Stock are each entitled to one vote per share, and holders of our Class C Common Stock do not have any voting rights.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A Common Stock are entitled to receive dividends and other distributions as may from time to time be declared by the Company’s board of directors (the “Board”) in its discretion out of legally available Company assets, ratably in proportion to the number of shares held by each such holder, and at such times and in such amounts as the Board in its discretion may determine.
No dividends or other distributions will be declared or paid on the Class B Common Stock or the Class C Common Stock.
Cancellation and Conversion of Class B Common Stock
In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company and cancelled for no consideration. We shall not issue additional shares of Class B Common Stock after the Closing Date other than in connection with the valid issuance of Common Units or the conversion of any Restricted Common Units into Common Units upon the occurrence of an applicable Vesting Event.
Preemptive or Other Rights
Under the Second Amended and Restated Certificate of Incorporation, our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Common Stock.

Transfers of Class B Common Stock and Class C Common Stock
A holder of Class B Common Stock may transfer or assign shares of Class B Common only if such holder also simultaneously transfers an equal number of such holder’s Common Units in compliance with and as permitted by the LLC Agreement.
No share of Class C Common Stock may be transferred, other than to the holder of such share of Class C Common Stock’s permitted transferees under the LLC Agreement, prior to the Conversion Date of such shares of Class C Common Stock, at which time the shares of Class A Common Stock into which such shares of Class C Common Stock convert in accordance with the provisions of the Charter may be transferred, subject to any restrictions on transfer applicable to the holder of such Class A Common Stock and applicable law.
Liquidation, Dissolution or Winding Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of debts and other liabilities and of preferential and after the rights of holders of preferred stock, if any, have been satisfied, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such stockholder.
The holders of Class B Common Stock and Class C Common Stock are not entitled to receive any Company assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.
Election of Directors
Subject to the Investor Rights Agreement, directors of the Company shall be elected by a majority of the votes cast at an annual meeting of stockholders by holders of Class A Common Stock and Class B Common Stock, voting as a single class.
Public Benefit Corporation Status
As a public benefit corporation, the Board is required by the Delaware General Corporation Law (“DGCL”) to manage or direct the Company’s business and affairs in a manner that balances the pecuniary interests of the Company’s stockholders, the best interests of those materially affected by our conduct, and the Company’s public benefit purpose. However, the Board does not have any duty to any person on account of any interest of such person in the Company’s public benefit purpose or on account of any interest materially affected by the Company’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. The Company is also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the Charter and of the best interests of those materially affected by its conduct. It is expected that the Board will measure the Company’s benefit performance against the objectives and standards proposed by it and approved by the Board. When determining the objectives and standards by which the Board will measure its public benefit performance, the Board will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of the Company’s business on the communities in which it operates, and society, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii)transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
Under the DGCL, the Company’s stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of the Company’s outstanding shares or, upon the Company’s listing, the lesser of such percentage or shares of at least $2 million in market value.
Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law
The Charter, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the

Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Charter provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special stockholder meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Board then in office, except that holders of Class B Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.
Authorized but Unissued Capital Stock and Preferred Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Unless required by law or by any stock exchange on which our Class A Common Stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Charter authorizes the Board to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our Board is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Election of Directors and Vacancies
The Charter provides that the Board will determine the number of directors who will serve on the board, subject to the rights set forth in the Investor Rights Agreement. The Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board. Subject to the Investor Rights Agreement, the term of all Class I directors shall automatically become one year commencing on the seventh annual meeting of stockholders, the term of all Class II directors shall automatically become one year commencing on the eighth annual meeting of stockholders and the term of all Class III directors shall automatically become one year commencing on the ninth annual meeting of stockholders, with all directors having a term of one year from and after such ninth annual meeting of stockholders.
In addition, the Charter provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.
Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.
Business Combinations
The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Charter provides that the Company will not engage in any “business combinations” (as defined in the Charter), at any point in time at which the Company’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Charter) for a three-year period after the time that such person became an interested stockholder unless:
•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Charter expressly excludes Evan Hafer, certain of its transferees and its successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Charter could have an anti-takeover effect with respect to certain transactions which the Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Quorum
The Bylaws provide that at any meeting of the Board a majority of the total number of directors then in office constitutes a quorum for all purposes.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the Charter expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.
General Stockholder Meetings
The Charter provides that special meetings of stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification for Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting shall be deemed to be June 1 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Charter and the Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Charter. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 662∕3%, in case of provisions in Article I. Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Charter, unless the Charter requires a greater percentage. The Charter provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. The Charter provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 662∕3% in voting power of all then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•
the provision requiring a 662∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

•	the provisions providing for a classified Board (the election and term of directors);
•	the provisions regarding filling vacancies on the Board and newly created directorships;
•	the provisions regarding resignation and removal of directors;
•	the provisions regarding calling special meetings of stockholders;
•	the provisions regarding stockholder action by written consent;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•	the provisions regarding the election not to be governed by Section 203 of the DGCL;
•	the provisions regarding the selection of forum (see “— Exclusive Forum”); and
•	the amendment provision requiring that the above provisions be amended only with an 662∕3% supermajority vote.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights.
However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law. be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Charter does not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) is one in which the Company has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Listing of Securities
Our Common Stock is listed on NYSE under the symbol “BRCC.”

DESCRIPTION OF WARRANTS
We may issue warrants to purchase shares of our Class A Common Stock and/or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.
To the extent appropriate, the applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:
•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for shares of our Class A common stock and the number of shares of Class A common stock to be received upon exercise of the warrants;
•
if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the Class A common stock and/or, preferred stock will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions;
•	whether the warrants are to be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase Class A common stock, preferred stock, other securities described in this prospectus or any combination thereof. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more purchasers, including underwriters, pursuant to which such purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
To the extent appropriate, the applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the subscription rights to purchase shares of our securities offered thereby:
•	the date of determining the securityholders entitled to the subscription rights distribution;
•	the price, if any, for the subscription rights;
•	the exercise price payable for the Class A common stock, preferred stock or other securities upon the exercise of the subscription rights;
•	the number of subscription rights issued to each securityholder;
•	the amount of Class A common stock, preferred stock or other securities that may be purchased per each subscription right;
•	any provisions for adjustment of the amount of securities receivable upon exercise of the subscription rights or of the exercise price of the subscription rights;
•	the extent to which the subscription rights are transferable;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;
•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights;
•	any applicable federal income tax considerations; and
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF UNITS
We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.
Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date. We may issue units in such amounts and in such numerous distinct series as we determine.
To the extent appropriate, the applicable prospectus supplement will contain, where applicable, the following terms and other information relating to the units:
•	the title of the series of units;
•	identification and description of the separate constituent securities comprising the units;
•	the price or prices at which the units will be issued;
•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;
•	a discussion of certain United States federal income tax considerations applicable to the units; and
•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION
We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. To the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•	the terms of the securities to which such prospectus supplement relates;
•	the name or names of any underwriters, if any;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation; and
•	any discounts or concessions allowed or reallowed or paid to dealers.
Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with such prospectus supplement.
Subject to the limitations set forth in any applicable registration rights agreement, we may use any one or more of the following methods when selling the securities offered by this prospectus:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of NYSE;
•
through trading plans entered pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
There can be no assurance that we will sell all or any of the securities offered by this prospectus. We have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

In connection with distributions of the securities or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with us.
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
We may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on NYSE under the symbol “BRCC.”
We may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
In effecting sales, broker-dealers or agents engaged by us may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
The underwriters, broker-dealers and agents may engage in transactions with us may have banking, lending or other relationships with us or perform services for us in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, us or any other person, which limitations may affect the marketability of the shares of the securities.
We may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
Agents, broker-dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain United States federal income tax consequences of the ownership and disposition of Class A Common Stock as of the date hereof. Except where noted, this summary deals only with Class A Common Stock purchased in this offering that is held as a “capital asset” within Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of Class A Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or;
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with the effects of other U.S. federal tax laws, such as estate and gift tax laws, and does not deal with state, local, non-U.S. or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt or governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of Class A Common Stock as compensation or otherwise in connection with the performance of services, a person subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock being taken into account in an applicable financial statement or a person who has acquired shares of Class A Common Stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment). This summary does not address all United States federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary or that the IRS or a court will not take a contrary position to that discussed below. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding Class A Common Stock, you are urged to consult your tax advisors.
Each prospective Investor is urged to consult its own tax advisors concerning the particular United States federal income tax consequences related to the purchase, ownership and disposition of Class A Common Stock, as well as the consequences arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock (but not below zero), and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in Class A Common Stock, the excess will be treated as gain from the disposition of Class A Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends generally will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of Class A Common Stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition or the period that the non-U.S. holder held the Class A Common Stock and, in the case where Class A Common Stock is considered regularly traded on an established securities market for this purpose, the non-U.S. holder has owned, directly or constructively, more than 5% of the Class A Common Stock at any time within such period. There can be no assurance that Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). Although there can be no assurance, we believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Class A Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends on, or gross proceeds from the sale or other disposition of, Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, certain of its direct and indirect U.S. owners. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may, under certain circumstances, be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and a non-U.S. Holder’s country of residence may modify the requirements described in this section. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of Class A Common Stock.

The withholding obligations under FATCA generally apply to dividends on Class A Common Stock and to the payment of gross proceeds of a sale or other disposition of Class A Common Stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of Class A Common Stock (but not on payments of dividends). Taxpayers may rely on the proposed regulations until final regulations are issued or until such proposed regulations are rescinded.
THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS
Kirkland & Ellis LLP, New York, New York has passed upon the validity of the securities of BRC Inc. offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of BRC Inc. appearing in BRC Inc’s. Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3, including exhibits, to our registration on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit. You may review a copy of the registration statement through the SEC’s website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.blackriflecoffee.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

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Class A Common Stock
PRELIMINARY PROSPECTUS SUPPLEMENT
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D.A. Davidson & Co.

   , 2025